UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
________________

Date of Report (Date of earliest event reported): December 15, 2005

Alpharma Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification No.)

One Executive Drive, Fort Lee, New Jersey 07024 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (201) 947-7774

________________________ Not Applicable ______________________ (Former name or former address, if changed since last report)

Item 1.01. Entry Into A Material Definitive Agreement

On December 15, 2005, the Compensation Committee (the "Committee") of the Board of Directors of Alpharma Inc. (the "Company") adopted the following changes with respect to the manner in which bonuses for the 2006 fiscal year will be administered under the Amended Alpharma Inc. Executive Bonus Plan (the "Bonus Plan") (filed as Exhibit 10.20a to the Company's annual report on Form 10-K filed on March 12, 2004, which is incorporated herein by reference):

(a) the Target Bonus Pool will be determined utilizing a weighted average income and cash flow goals ("Goals") comprised of (i) seventy percent (70%) based upon income performance against 2006 Goals and (ii) thirty percent (30%) based upon cash flow performance against Goals. Goals are established separately for each business unit for executives employed by that unit and on a company-wide basis for corporate executives and are based upon the 2006 business plan as approved by the Board of Directors; and

(b) the funding percentage of Target Bonus Pool available for the Actual Bonus Pool will be (i) forty percent (40%) of the Target Bonus Pool if eighty percent (80%) of the Goals are met, (ii) seventy percent (70%) of the Target Bonus Pool if ninety percent (90%) of the Goals are met, (iii) one hundred twenty percent (120%) of the Target Bonus Pool if one hundred ten percent (110%) of the Goals are met, and (iv) one hundred fifty percent (150%) of the Target Bonus Pool if one hundred twenty percent (120%) of the Goals are met. Target and Actual Bonus Pools are determined individually for each business unit and, for corporate executives, on a Company-wide basis.

While the aggregate of all bonuses paid cannot exceed the relevant Actual Bonus Pool, the determination of the actual amount of the bonus paid to any participant is made by the Committee based upon such participant's achievement of his individual goals. The Bonus Plan is applicable to each Named Executive Officer of the Company (except the Chief Executive Officer) and other officers and key executives of the Company.

In addition, effective December 19, 2005, the Committee (a) fixed at One Hundred Dollars ($100) the value of each outstanding Performance Unit previously awarded under the Company's 2003 Omnibus Incentive Compensation Plan (filed as Exhibit 10.1 to the Company's quarterly report on Form 10-Q filed on November 5, 2004, which is incorporated herein by reference). Payments for said Performance Units will be made pursuant to the vesting provisions related to such awards, which were not changed by the Committee's action. Certain Named Executive Officers of the Company and other officers and key employees have outstanding Performance Units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC.
By: /s/ Robert F. Wrobel
Robert F. Wrobel Executive Vice President and Chief Legal Officer

Date: December 21, 2005